UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2024

Nextracker Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41617	36-5047383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 Paseo Padre Parkway, Fremont, California 94555

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 270-2500

____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of exchange on which registered
Class A Common Stock, par value $0.0001	NXT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14 2024, the Board of Directors (the “Board”) of Nextracker Inc. (the “Nextracker”) appointed Jeffrey Guldner to serve as a Class III director of Nextracker. Mr. Guldner will serve until Nextracker’s next annual meeting of stockholders during which such class of directors is duly elected and qualified, or until his earlier death, resignation or removal.

On June 14, 2024, the Board also appointed Mr. Guldner to serve as a member of the Nominating, Governance and Public Responsibility Committee of the Board (the “Nominating Committee”). The Board has determined that Mr. Guldner qualifies as an independent director in accordance with the Nasdaq listing rules and otherwise meets all applicable requirements to serve on each of the Board and the Nominating Committee.

Mr. Guldner, 59, has served as President and Chief Executive Officer and Chairman of the Board of Directors of Pinnacle West Capital Corporation, a utility holding company, and Chief Executive Officer and Chairman of the Board of Directors of its primary subsidiary, Arizona Public Service Company (“APS”), an electric utility company, since November 2019. He also served as President of APS from August 2021 to May 2022. Mr. Guldner joined APS in 2004, and held several leadership positions at APS prior to his current roles. Prior to joining APS, Mr. Guldner was a partner in the Phoenix office of Snell & Wilmer LLP, where he practiced public utility, telecommunications and energy law. Before practicing law, Mr. Guldner served as a surface warfare officer in the United States Navy and was an assistant professor of naval history at the University of Washington.

Mr. Guldner serves on the Board of Directors of Edison Electric Institute, the McCain Institute, the Nuclear Energy Institute, the Electric Power Research Institute and the Smart Electric Power Alliance. Mr. Guldner also serves on the Board of Directors of Greater Phoenix Leadership and Arizona State University’s Knowledge Exchange for Resilience.

Mr. Guldner earned his B.A. from the University of Iowa and his J.D. from Arizona State University College of Law. Mr. Guldner is also a graduate of the Reactor Technology Course at the Massachusetts Institute of Technology and the Advanced Management Program at Columbia Business School.

Mr. Guldner will be compensated in accordance with Nextracker’s director compensation program. As such, Mr. Guldner is entitled to receive an annual cash retainer of $70,000 for his service as a member of Nextracker’s Board, and as a member of the Nominating Committee, and an annual equity grant of $150,000 in restricted stock units to be paid at the conclusion of each annual meeting of our stockholders (the “Annual Equity Award”). Mr. Guldner will receive a pro-rated portion of the Annual Equity Award and retainer fees for his service on our Board and Nominating Committee between the date of his appointment and Nextracker’s 2024 annual meeting of stockholders. The number of shares of common stock underlying the Annual Equity Award will be determined based upon the closing price of Nextracker’s common stock on the Nasdaq Global Select Market on the business day immediately preceding the date of grant.

There is no arrangement or understanding with any person pursuant to which Mr. Guldner was appointed as a member of the Board, and there are no family relationships between Mr. Guldner and any director or executive officer of Nextracker. Additionally, there are no related person transactions between Mr. Guldner and Nextracker and/or its subsidiaries that are required to be reported under Item 404(a) of Regulation S-K.

Nextracker entered into its standard director indemnification agreement with Mr. Guldner.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nextracker Inc.

By:	/s/ Léah Schlesinger
Léah Schlesinger
General Counsel, Chief Ethics and Compliance Officer

Date: June 14, 2024